                                                                   EXHIBIT 10.26
                                      MICOA
                                AGENCY AGREEMENT


         Mutual Insurance Corporation of America, a Michigan insurance corporation (MICOA) and Stratton, Cheeseman & Walsh-Nevada, Inc., a Nevada corporation, ("Agency"), (sometimes commonly referred to as the Parties) agree as follows:

A.       AUTHORITY OF AGENCY

         Subject to requirements imposed by law, the underwriting rules, procedures and regulations of MICOA and this agreement, the Agency is authorized to:

         1. Solicit within the State of Nevada, receive and transmit immediately and directly to MICOA, proposals for health care liability insurance contracts for which a commission is specified in the schedule of commissions provided by Exhibit A, attached and as amended or supplemented by such attachments from time to time.

         2. Produce and deliver certificates of insurance and written binders in accordance with MICOA underwriting requirements. The Agency is not authorized to accept or bind any risk or to otherwise obligate MICOA without specific authority from MICOA.

         3. Provide all usual and customary services of an Agency on all policies placed with MICOA subject to the following:

                  a. MICOA will not be responsible for Agency expenses including but not limited to rent, transportation, employee hire or solicitor's fees, postage, telegrams, telephone, advertising, licensing fees or any other Agency expenses whatsoever.

                  b. The Agency will not undertake or initiate advertising of any nature in connection with business or policies related to MICOA without the approval of MICOA.

         4. To promptly report all claims and losses of which the Agency has knowledge and properly notify MICOA when the Agency receives notice of the commencement of any related legal action. Agency shall refrain from admitting or denying liability on the part of the company in connection with any claim or lawsuit.

         5. In return for the exclusive appointment of Agency by MICOA to sell its professional liability products listed on the attached Commission Schedule


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                  in Nevada, Agency agrees not to sell any competing
                  professional liability products in Nevada, without the written consent of MICOA. Provided that, if a particular risk has been submitted to MICOA and MICOA has declined that risk, then Agency may search appropriate markets for placement of that risk, and may place that risk with another insurance company.

         6. Designated Agent representatives upon request from MICOA will be expected to participate in MICOA's Nevada Market Managers Group activities and to attend all scheduled meetings.

         7. MICOA will share on a project basis development costs of all promotional materials and some advertising costs related to Nevada sales, provided that all such expenditures or budgets for them are approved by MICOA in writing in advance.

         8. Agency may solicit subagencies for appointment, subject to MICOA's prior written approval of each subagency following disclosure to and review by MICOA of information requested by MICOA for each proposed subagency. All such appointments by Agent shall stipulate that MICOA may terminate the subagency at any time without cause upon at least 90 days notice and that the subagency shall comply with all MICOA requirements and duties owed MICOA by Agency concerning solicitation, communications, and service to insureds. Subagencies shall also be required to submit all proposals immediately and directly to MICOA.

B.       MICOA BILLED POLICIES

         For business subject to Exhibit A, placed with and billed by MICOA directly to the policyholder, the following shall apply in addition to all the other provisions of this agreement:

         1. The processing and submittal of all such business shall be subject to provisions outlined in MICOA's written requirements and forms as they may be implemented by MICOA from time to time;

         2. Commissions on premiums shall be paid to the Agency within 30 business days of the month in which such premiums are received and recorded by MICOA, subject to deduction by MICOA of any return commissions due from the Agency.

         3. Except as provided in Section D or unless authorized by the Agency, MICOA or its affiliates shall not use its records of business placed by the Agency with MICOA to solicit individual policyholders for the sale of other lines of



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                  insurance or other products or services. When the Agency
                  grants such authorization, Agency shall be paid the applicable commission on such sales, provided an appropriate agreement is in place with MICOA.

         4. If this agreement is terminated, MICOA shall, at the Agency's request, provide the Agency with a list of existing MICOA-billed policies placed by the Agency including their expiration dates.

         5. The Agency's name shall appear on all policies, premium notices, and cancellation notices to policyholders. Copies of all such items sent to policyholders shall be provided by MICOA to the Agency.

C.       POLICY CANCELLATION

         Cancellation of any policy in force, when requested in writing by the insured, will be honored by MICOA, except for those MICOA is not otherwise permitted to cancel.

D.       EXPIRATIONS

         1. In the event this Agreement is terminated for any reason, MICOA agrees to purchase from Agency, and Agency agrees to sell to MICOA Agency's ownership interest in the expirations for the MICOA insurance issued pursuant to this Agreement. The purchase price shall be two times Agency's commissions on business produced directly by Agency during the last 12 full months preceding the termination date. The purchase shall be completed within 60 calendar days after the termination date. In return for this payment, for a two-year period following the termination date, Agency will not directly or indirectly sell any professional liability insurance to any individuals or entities who were MICOA insureds in Nevada at the time of termination of this Agreement.

         2. If Agency enters into a subagency agreement under which the subagency has the right to retain ownership of expirations on business produced by the subagency, then the purchase of expirations under subparagraph 1 above will not include the purchase of those subagency expirations, and the purchase price paid to Agency will not include the commissions paid for such business produced by the subagency.


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E.       AGENCY'S ERRORS AND OMISSION, AND FIDELITY & ELECTRONIC CRIME INSURANCE

         The Agency will maintain valid errors and omissions insurance, with minimum limits of $1,000,000 per incident, and a fidelity and electronic crime policy through an insurer, both of which shall contain terms and limits of coverage acceptable to MICOA covering the Agency's solicitors and each of its employees. The Agency shall provide MICOA a copy of each policy; doing so on a regular and current basis shall be a precondition to all of Agency's rights under this Agreement, including but not limited to the payment of all earned commissions.

F.       TERMINATION OF AGREEMENT

         1.       This agreement shall terminate:

                  a. Automatically if any public authority cancels or declines to renew the Agency's license or Certificate of Authority.

                  b. Immediately if either party gives detailed written notice to the other of alleged gross and willful misconduct, fraud or material misrepresentation.

         2. This Agreement shall terminate, subject to any automatic renewal or extension for one year as required by law, upon either party giving at least one hundred twenty (120) days advance written notice to the other, if not otherwise contrary to applicable law or this Agreement.

         3. If the Agency is delinquent in either accounting or payment of monies due MICOA, MICOA may by written notice to the Agency immediately terminate, suspend or modify any of the provisions of this agreement. Such action shall not be taken by MICOA over minor differences between the records of the Agency and MICOA.

         4. All supplies, including forms and policies furnished by MICOA and any copies or other reproductions of them, shall remain the property of MICOA and shall be returned to MICOA or its representative upon demand.

G.       INDEMNIFICATION

         The respective parties shall indemnify and hold one another harmless as follows:



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         1.       MICOA shall indemnify and hold Agency harmless against any
                  MICOA act or omission, except to the extent the Agency has caused, compounded, or contributed to such error.

         2. Agency shall indemnify and hold Agency harmless against any act or omission of the Agency, except to the extent MICOA has caused, compounded, or contributed to such error.

         3. The Agency and MICOA shall properly notify one another upon receiving notice of the commencement of any action related to such liabilities. MICOA shall be entitled to participate in any such action or in consultation with Agency and its carrier to assume the defense of any such action. If MICOA assumes the defense of any such action, it shall not be liable to the Agency for any legal or other expenses subsequently incurred on the Agency's behalf absent MICOA's advance approval of such expenses.

         4. Neither party shall, except at its own risk and expense, voluntarily assume any liability, make any payment or incur any expense without the prior written consent of the other.

H.       POTENTIAL OPPORTUNITIES

         1. Other Programs. Agency and MICOA agree that Agency may be offered the opportunity to support MICOA's workers' compensation, and its other nonphysician professional liability or product programs in Nevada when MICOA proceeds with related marketing plans. Such plans may also include Agency's involvement in sales of MICOA commercial and personal products. Appropriate agreements must be negotiated separately from this agreement for each such product, and for each such territory, including but not limited to Nevada.

         2. Territory. Agency and MICOA further agree to consider, subject to successful negotiation of appropriate agreements separate from this agreement, expansion of Agencies' sales territories for MICOA beyond Nevada.

I.       MISCELLANEOUS

         1. Amendment. This agreement may be amended only in writing by mutual agreement of the Agency and MICOA, except that MICOA's name herein shall be deemed changed automatically for purposes of this agreement without written amendment upon approval of any such change by MICOA's domiciliary regulator.

         2. Non Waiver. Any failure by MICOA to insist upon compliance with any provisions of this Agreement or of the rules and regulations of MICOA shall not be construed as or constitute a waiver of them by MICOA.



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         3.       Integrated Agreement. This Agreement and its attachments as modified from time to time supersedes and replaces as of its effective date, all previous agreements, if any, between MICOA and the Agency. There are other agreements between MICOA and the Agency's parent corporation, SC&W, which are not superceded.

         4. Independent Contractor. The Agency is an independent insurance Agency and independent contractor, and not an employee, manager, officer or owner of MICOA.

         5. Applicable Law. This Agreement shall be interpreted under the laws of the State of Nevada. Any provisions of this Agreement or any amendments to the Agreement that are or become in conflict with any applicable statutes or regulations shall be deemed to be amended to conform to those statutes or regulations.

         6. Counterparts. This Agreement and any Exhibits which require signatures may be executed in counterparts which shall together be regarded as binding upon the Parties.

         7. Authority. The persons signing below represent and warrant that they are duly authorized representatives of the respective Parties, fully willing and able to execute this Agreement.

         8. Assignment. MICOA may assign this Agreement to its parent, affiliate, or subsidiary corporations who are licensed insurers upon written notice to Agency. Agency may not assign this Agreement without the written permission of MICOA or its successors or assigns.

         9. Resolution of Disputes. In the event of any dispute arising out of this Agreement, MICOA and Agency agree to submit such dispute to arbitration as follows:

                  a. There shall be three arbitrators; one shall be selected by the Agency, one shall be selected by MICOA, and a third shall be selected by those two arbitrators. If the two arbitrators cannot agree on the selection of a third, American Arbitration Association's regional office closest to Agency's main office shall be requested to appoint the third arbitrator.

                  b. The determination of the arbitrators shall be final and binding upon the Agency and MICOA.

                  c. Neither MICOA nor the Agency shall be entitled to punitive and/or exemplary damages.



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                  d.       The arbitration shall be conducted in accordance with
                           the procedures of the above referenced regional office of the American Arbitration Association. The Agency and MICOA shall pay the cost of their arbitrator and share equally in the expense of the third arbitrator.

                  e. Either Party, may where permitted by the law of Nevada, enter judgment upon the arbitrators' award.

         10. Year 2000 Compliance. Agency must at times assure that any of its computers, data processing systems, software components, and network arrangements use for MICOA business completely and accurately, present, produce, store and calculate all dates after December 31, 1999; and that they will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression data based functions. All such items must yield date-related functionalities and date fields which accurately indicate the century and millennium and correctly perform all calculations involving a four digit year field.

Signed and effective this 25th day of May, 1999.

                                         AGENCY

                                         By:  /s/ Terrence L. Walsh
                                            ------------------------------------

                                         Its:   President


                                         MICOA

                                         By:  /s/ Thomas C. Payne, M.D.
                                            ------------------------------------
                                            Thomas C. Payne, M.D.
                                            Secretary/Treasurer




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

                                    EXHIBIT A

                                AGENCY AGREEMENT
                   SCHEDULE OF COMMISSIONS AND WRITTEN PREMIUM





New Business Policies:             12% of the annual premium
Renewal Policies:                  12% of the annual premium


Appointed agents who are not a party to a current MICOA agency contract and/or are not affiliated with an agency which has an agency contract will receive a 1% commission rate for all lines of business stated above.

Commission will decrease by .5% effective 10/1/99 as part of a repayment program under a project memorandum dated 4/7/99. This decrease will stay in effect until SC&W reaches $10MM in premium or at a maximum of 10 years.



                                      -8-
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April 7, 1999



Mr. Terrence Walsh
Stratton, Cheeseman & Walsh, Inc.
1301 N. Hagadorn
East Lansing, MI 48823

RE:      NEVADA DEPARTMENT
         PROJECT MEMORANDUM

Dear Terry:

In response to MICOA's request to develop a complete insurance distribution system for Nevada, including physicians professional liability and personal and commercial insurance by July 1999, Stratton, Cheeseman & Walsh, Inc. (SC&W) has spent and will continue to spend a substantial amount of time and money. In recognition that these expenditures will directly benefit MICOA, SC&W and MICOA agree to the following:

- During the first two years of developing the Nevada distribution system, a portion of the start up costs will be shared. Subject to compliance with a detailed budget developed by SC&W and MICOA, these reimbursable costs shall include:

     -    Salaries and benefits for SCW-Nevada, Inc. employees and agents.

     - 20% of your total personal benefits and salary, and 100% of your personal travel expenses incurred with respect to the Nevada office, which respective percentages are intended to recognize your personal support of MICOA's Nevada initiative.

     -    Legal expenses directly attributable to the Nevada initiative.

     -    Nevada office set up.

     - Consultant's expenses paid by SC&W in direct support of the initiative.

     - The above costs are to be designated and itemized in the preapproved budget and reimbursed by MICOA at 100% for the first full year of development and 50% for the second year. It is agreed that the first year began effective October 1, 1997.

- All other costs attributable to the normal operation of the Nevada insurance agency site are the sole responsibility of SC&W.

- After the first two years (i.e. after October 1, 1999) all expenses will be borne by SC&W and those amounts paid to SC&W during the first two years shall be repaid. Repayment shall be through reduction of commissions due SC&W by 0.5% or if

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     SC&W exceeds $10.0 million in premium revenues by offset in the event any money is owed the Agency by MICOA. Such reduction or offset shall occur for so long as necessary to repay amounts reimbursed by MICOA during the two-year period of development; but in no event will repayment be collected for a period of greater than ten years. Any unpaid amounts at the end of ten years shall be forgiven by MICOA.

- Nevada rent expenses will be shared on a 50/50 basis between MICOA and SC&W.

- In order to allow SC&W to expand the distribution system in Nevada with select and controlled subagents, an exclusive agency agreement will be negotiated which will spell out the terms and conditions of the relationship. A commission rate of 12% will be paid for both new and renewal physicians liability business. Other commission rates will be determined as products become available. This Agency Agreement should be finalized by April 30, 1999.

- MICOA may pay future payments advanced pursuant to this letter on a monthly basis, unless doing so would be impractical, in which case another periodic form of payment will be arranged. Amounts owed for past time periods will be paid as follows: one-third by March 25, 1999; one-third by May 1, 1999; and one-third by June 1, 1999. All other amounts owed under this Project Memorandum to be paid by October 1, 1999.

SC&W's responsibilities, under this Project Memorandum, will include assisting MICOA with market assessment, distribution, and sales integration into Nevada. SC&W agrees not to serve in a strategic marketing capacity for another insurer in Nevada while it is providing such services for MICOA or for a period of one year thereafter.

Terry, please countersign and return this letter to indicate your acceptance.

Sincerely,

MUTUAL INSURANCE CORPORATION OF AMERICA

/s/ Thomas C. Payne, M.D.
-----------------------------------------
Thomas C. Payne, M.D.
Secretary/Treasurer

ACCEPTED AND AGREED TO:
STRATTON, CHEESEMAN & WALSH, INC.

/s/ Terrence L. Walsh
-----------------------------------------
Terrence L. Walsh
CEO